Exhibit 10.18

THIS AGREEMENT made and entered into this           day of          , 2001, by and between TROPICANA CASINO & ENTERTAINMENT RESORT, Iowa Avenue and Boardwalk, Atlantic City, NJ (hereinafter referred to as the “Employer”), and the INTERNATIONAL UNION OF OPERATING ENGINEERS, Local 68-68A-68B, affiliated with the AFL-CIO, 11 Fairfield Place, West Caldwell, New Jersey and INTERNATIONAL ALLIANCE OF THEATRICAL STAGE EMPLOYEES, AND MOTION PICTURE MACHINE OPERATORS OF THE UNITED STATES OF AMERICA, LOCAL 917 (hereinafter referred to jointly as the “Union”).

W I T N E S S E T H

WHEREAS, the parties hereto desire to cooperate to stabilize labor relations by establishing general standard of wages, hours, and other conditions of employment, and to ensure the peaceful, speedy, and orderly adjustment of differences that may arise from time to time between the Employer and its employees, without resort to strikes, lockouts, boycotts, slowdowns or other economic interferences with the smooth operation of the hotel/casino business of the Employer.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

ARTICLE I - RECOGNITION

1.                                       The Employer recognizes the Union as the sole and exclusive collective bargaining representative for the classifications listed below employed by the Employer at its Atlantic City, New Jersey facility.

(a)                                  Technician and Wardrobe Leader (those employees designated as Leaders shall be working employees who, in addition to their regular duties, shall be responsible for directing assigned employees so that the work involved is performed at the time, place and in the manner prescribed by the Employer).

(b)                                      Stage and Lounge Technicians (those employees responsible for the successful operation, equipment movement and ordinary maintenance of all theatrical sound, light, and stage equipment utilized in the showroom and lounges).

(c)                                       Stage Helpers (those employees who work with or under the direction of an employee designated more experienced or highly trained stage technician in connection with the staging of showroom entertainment functions).

(d)                                      Wardrobe Attendants, Hairdressers and Make-Up Specialists (those employees engaged exclusively in the preparation and maintenance of costumes, equipment movement, and special grooming of showroom entertainers).

2.                                       Job classifications expressly excluded from the Agreement are Clerical Employees, Professional Employees, Guards, Watchmen and Supervisory Employees, as defined in the National Labor Relations Act.

3.                                       It is further understood and agreed that the Employer shall have the unrestricted right to contract out warranty work, service contract work, and any other work that cannot be performed by the house crew due to either lack of technical skill or knowledge, or lack of equipment or other facilities in the work area, or lack of available house manpower to perform the work in the time limits required.

The Employer shall also have the unrestricted right to subcontract as it has in the past. Before subcontracting kinds of work not previously subcontracted, the Employer shall notify the Union in advance and give the Union an opportunity to discuss such action, provided there are employees in the bargaining unit working at the time of the subcontracting who are qualified to perform the work.

If the Employer elects to contract out the production and/or staging of entertainment to be presented in the main showroom or lounges, it shall give the Union as much prior notice as possible. This commitment shall not be construed as applying to the fabrication or repair of props, scenery, drapes, costumes or accessories off the premises. In addition, this commitment shall not be construed as applying to the installation, alteration, fitting, or warranty work related to such outside contracts which are performed on the Employer’s premises, provided that such work does not result in the layoff or loss of work for active employees covered by this Agreement.

Nothing in this Article shall restrict the Employer’s right to enter into arrangements with other persons, firms, corporations or organizations to use the Employer’s showroom or lounges, or any other Employer facility or equipment for the purpose of presenting industrial and/or commercial shows.

4.                                       The Employer recognizes that the following work shall be performed by employees in the bargaining unit represented by the Union, except as otherwise permitted by the collective bargaining agreement:

(a)                        The setting up of all sound, lighting and stage equipment utilized for special events in ballrooms and convention centers and for other special events;

(b)              The setting up of all sound and lighting systems (including the installation of video cable) in connection with the broadcasting or taping of shows; and

(c)               The handling and setting up of boxing rings and camera platforms.

5.                                       Nothing herein shall preclude convention groups or their exhibitors from setting up and/or operating their own booths and equipment during a convention; or the Employer from using employees outside the bargaining unit to set up and/or operate equipment for in-house meetings or training sessions.

6.                                       The parties recognize that the State of New Jersey Casino Control Act (“Act”) provides that Unions seeking to represent employees licensed under the Act are required to register with the Casino Control Commission. It is understood and agreed that, unless exempted from the registration requirements, the Union will as a condition of this Agreement, so register. Should the Union fail, for any reason, to obtain an exemption from registration or to obtain timely and valid registration, or should such registration, once obtained, be suspended or canceled, the Employer’s recognition of the Union and its obligation to bargain with the Union and to observe the provisions of Article I, Paragraph 1, hereof, or to deal with the Union under Article XV, hereof, shall terminate; provided, however, that upon obtaining an exemption from registration or upon registration as required under the Act within the term of this Agreement and the provisions so terminated shall be reinstated, if the Union represents a majority of the employees within the unit at said time.

ARTICLE II - EMPLOYMENT AND UNION SECURITY

1.                                       It shall be a condition of employment that all employees covered by this Agreement who are members of the Union in good standing on the effective date of this Agreement shall remain members in good standing, and those who are not members on the effective date of this Agreement shall on or after the sixtieth (60th) day following the effective date hereof, or their hire date, whichever is later, become members in good standing. In the event any employee fails to comply with the requirements of this Section to the extent of tendering customary dues and initiation fees, the Employer shall summarily discharge that employee upon receipt of written demand therefore from the Union. The sixty (60) day period during which new employees are not obligated to become members of the Union shall be designated as a trial or probationary period for the benefit of the Employer, during which period the Employer has the right to discharge said employee with or without cause, and neither the probationary employee nor the Union shall have any recourse to the grievance and arbitration procedure set forth herein. Probationary employees shall not be covered by this Agreement nor derive any benefits thereof.

2.                                       Whenever additional employees are required, the Employer shall notify the Union and the Union shall assist the Employer in obtaining qualified and competent employees, reserving to itself the right of first referral for potential employees; provided, however, nothing herein contained shall preclude the Employer from employing workers on the open market. Whenever an employee is hired or rehired, the Employer shall, within thirty (30) days, notify the Union in writing of the name and address of said employee.

3.                                       The Union agrees to furnish the Employer with a memorandum showing the amount of dues payable as members of the Union by each of the employees covered by this Agreement. Likewise, the Union agrees to furnish the Employer with a memorandum showing the amount of initiation fees, if any, payable by each new member covered by this Agreement. Upon receipt of a signed authorization from the employee, the Employer agrees to deduct dues and initiation fees from the wages and salaries of the respective employees pursuant to the aforesaid memoranda. Such written authorization shall be irrevocable for successive one (1) year periods consistent with and coincident to the periods or dates of succeeding collective bargaining agreements between the parties hereto. Notwithstanding the foregoing, if any employee notifies the Employer and Union in writing fifteen (15) days before the expiration of the time periods stated above of his wish to revoke its authority, the same shall be honored.

4.                                       The Union will defend, indemnify, and save harmless the Employer against and from any and all claims, demands, liabilities, and disputes arising out of or by reason of action taken or not taken by the Employer for the purpose of complying with Section 3 of this Article.

ARTICLE III - MANAGEMENT RIGHTS

1.                                       The Union recognizes that the management of the hotel/casino and direction of the workforce is vested exclusively in the Employer including, but not limited to, the right to schedule work; to assign work and working hours to employees; to establish quality and production standards and most efficient utilization of the employee’s services; to hire, to transfer, to discharge or relieve employees from duty because of lack of work; to install and utilize the most efficient equipment; and to create or eliminate any or all operations or job classifications, subject to the seniority provisions herein contained. The Employer shall have the right to make and enforce reasonable rules for the conduct of employees not inconsistent with the provisions of this Agreement.

2.                                       It is understood that all management rights held prior to the execution of this Agreement, other than those specifically surrendered by this Agreement, continue to be retained by the Employer.

ARTICLE IV - CONTROL AND DISCHARGE

1.                                         The Employer shall have the sole right to direct and control his employees. The Employer reserves the right, which right is hereby recognized by the Union, to hire, retain, promote, demote, transfer, lay off, suspend, discharge or rehire according to the requirements of the business and according to skill and efficiency, giving due consideration to seniority. The Employer shall have the unquestioned right to suspend or discharge an employee for actions such as, but not limited to, dishonesty, willful misconduct, incompetence, drinking or drunkenness or other intoxication on the job, insubordination, or other just cause, or participation in a proven, deliberate slowdown, work stoppage, or strike in violation of this Agreement; provided, however, the Union does not waive its right to arbitrate, in cases of incompetence or insubordination.

2.                                       It is further understood and agreed that, as a condition of employment, Union members employed in the Employer’s casino/hotel are required to be licensed under the Act. If a Union member fails to obtain such proper license or loses such a license for any reason, the employee shall be released from employment without pay, and such release shall not be subject to the grievance and arbitration procedure of this Agreement nor shall the employee initiate any other action against the Employer; provided, however, that should the Union member’s license subsequently be issued or reinstated, the employee will be eligible for re-employment if a vacancy exists in the employee’s job classification.

ARTICLE V - SENIORITY

1.                                       For the purpose of this Agreement, seniority shall be defined as length of continuous service from the employee’s last employment date and hour with the Employer in the bargaining unit covered by this Agreement.

2.                                       The seniority of employees who successfully complete the sixty (60) day probationary period set forth in Article II, Paragraph 1 above, -shall -date from the employee’s date of hire and hour in a bargaining unit job.

3.                                       Seniority shall be broken by any of the following events:

(a) Voluntary quit;

(b) Discharge for cause;

(c) Failure because of layoff, or any other reason to perform any work for the Employer for six (6) months (one [1] year for illness), or a period equal to the affected employee’s seniority at the time he last ceased active work for the Employer, whichever period is shorter;

(d) Failure to report to work on the next scheduled work day after the Employer sends notice of recall from layoff by telegram to the employee’s last known address or failure to so report on the second scheduled work day after such notice is sent by registered or certified mail;

(e) Failure to report for work upon expiration of a leave of absence; or

(f) Absence from work without notice to the Employer for two (2) consecutive days.

4.                                       Failure to report or failure to notify the Employer under Subsections (d), (e) or (f) shall not result in a break of seniority, if such failure is due to conditions beyond the employee’s control and shall not constitute a voluntary leaving of work without good cause.

ARTICLE VI - NO DISCRIMINATION

1.                                       There shall be no discrimination against any employee because of Union membership or lawful Union activities or because of age, race, religion, color, national origin, ancestry, marital status, sex, liability for service in the U.S. Armed forces or as required by law.

2.                                       The parties recognize and agree to comply with the Equal Employment Opportunity and Affirmative Action requirements of the New Jersey Casino Control Act, and the affirmative action program adopted by the Employer in compliance therewith.

3.                                       In this Agreement, whenever the context so requires, the masculine gender shall include the feminine.

ARTICLE VII - VACATIONS

1.                                       All employees covered by this Agreement, at the conclusion of their first anniversary year of employment shall be entitled to one (1) week of vacation, with pay.

2.                                       All employees covered by this Agreement who shall have been regularly employed for two (2) years but less than eight (8) years shall receive two (2) weeks’ vacation, with pay.

3.                                       All employees covered by this Agreement who shall have been regularly employed for more than eight (8) years but less than ten (10) years shall receive three (3) weeks’ vacation, with pay.

4.                                       All employees covered by this Agreement who shall have been regularly employed for more than ten (10) years as of their first anniversary date after the effective date of this Agreement, shall receive four (4) weeks’ vacation, with pay. The fourth week may, with mutual consent, be taken on a per day basis, provided the employee gives the employer ten (10) days’ notice of the day to be taken.

5.                                       Vacations shall be taken at the convenience of the Employer, but seniority shall be recognized in scheduling the same.

6.                                       All employees who have completed more than one (1) year of employment whose employment is terminated for reasons other than cause, shall be entitled to a proration of earned vacation for the year in which the termination or retirement of said employee occurs.

ARTICLE VIII - HOLIDAYS

1.                                       All employees covered by this Agreement shall be granted a holiday with pay, on the following days:

New Year’s Day	Memorial Day

Independence Day	Labor Day

Veteran’s Day - (November 11)	Christmas Day

Thanksgiving Day

and, subject to supervisory approval, two (2) other personal holidays of his choice.

2.                                       Holiday pay shall consist of eight (8) hours at the straight-time hourly rate shown on Schedule A-1. Employees who are required to work on a holiday shall be paid time and one-half (1 1/2) for work performed on said holiday at the appropriate rate, in addition to the holiday pay.

3.                                       In order to qualify for holiday pay, the employee must report for work on his last scheduled day before said holiday and his first scheduled day after said holiday, unless said requirement is specifically waived by the Employer. If an employee is scheduled to work on a holiday but does not report for work, he shall not receive holiday pay unless he shall have been excused by his Employer from working on said holiday.

4.                                       When pay day falls on a holiday specified in the contract, employees will be paid on the day before.

ARTICLE IX - HOURS OF WORK - OVERTIME

1.                                       It is expressly understood and agreed that the work day and week may fluctuate and that the Employer shall at all times have the right to schedule its employees, in accordance with the needs of the business. Employees’ work schedules will be posted in advance. Method of payment, i.e., performance rate versus hourly rate, shall not change within the employees’ established pay period.

2.                                       Employees may, but need not be paid at the performance rate, in which case they are paid at a predetermined rate for a given performance, which duties shall include all performance related work within the show call, or may be paid at an hourly rate for all hours worked.

3.                                       When so scheduled, the normal work week for “performance rate employees” shall consist of six (6) days, and the normal work day shall consist of six and one-half (6 1/2) consecutive hours, including a one-half (1/2) hour meal period.

4.                                       For employees paid “per performance,” all time worked in excess of six and one-half (6 1/2) hours per day and less than eight (8) hours per day will be compensated for at the straight-time hourly rate as shown in Schedule A-1. All hours worked in excess of eight (8) hours per day will be compensated for at one and one-half (1 1/2) times the straight-time hourly rate as shown on Schedule A-1. All time worked on the seventh (7th) day of the employee’s work week shall be compensated for at one and one-half (1 1/2) times the appropriate hourly rate.

5.                                       When so scheduled, a normal work week for “per hour rate employees” shall consist of five (5) consecutive days, and the normal work day shall consist of eight (8) consecutive hours, including a one-half (1/2) hour meal period that will start prior to the end of the sixth (6th) hour of work.

6.                                       For employees paid “per hour,” all work performed in excess of eight (8) hours in any one day, or forty (40) hours in any one week shall be considered as overtime and paid for at the appropriate overtime rate.

7.                                       The Employer shall have the right to establish four (4) ten (10) hour shifts. Overtime shall be paid for all hours worked beyond ten (10) in any one day, or forty (40) in any one week at one and one-half (1 1/2) times the basic hourly wage rate. If the Employer utilizes this option after a sixty (60) day trial period, either party may notify the other in writing that it no longer desires to retain this provision in the Contract and upon such notice, this shift option shall terminate.

8.                                       It is understood that in the case of either performance or hourly pay, there shall be no pyramiding of overtime and premium payment, and employees working under this Agreement will not receive both daily and weekly overtime or overtime and premium pay for the same hours worked, but shall receive only one, whichever is higher.

9.                                       Overtime and holiday time shall be paid for and shall not be compensated for by giving employees time off.

10.                                 The time that meals may be taken will be as per Employer’s direction.

11.                                 When an employee is scheduled at the per hour rate, the Employer will not attempt to circumvent the payment of overtime after forty (40) hours by scheduling employees to work less than eight (8) hours in any of the first five (5) days of the week. This shall not constitute a guarantee of work per day or per week.

12.                                 Regular full-time employees being paid under the performance rate shall be normally scheduled to work six (6) days of six and one-half (6 1/2) hours each, for each week they are scheduled to work except:

(a)                                  where the Employer is unable to provide such work because of conditions beyond its control such as labor disputes, accidents, fires, mechanical breakdowns, floods, power failures, civil insurrection, cancellation of a performance by a performer, Act of God, necessary business decisions, or other circumstances beyond the control of the Employer; or

(b)                                 where the employees are laid off, terminated, or otherwise not available for work, or the showroom is closed.

13.           Regular full-time employees being paid under the hourly rate shall be normally scheduled to work either five (5) days of eight (8) hours each, or four (4) days of ten (10) hours each, for each week they are scheduled to work except:

(a)           where the Employer is unable to provide such work because of conditions beyond its control such as labor disputes, accidents, fires, mechanical breakdowns, floods, power failures, civil insurrection, cancellation of a performance by a performer, Act of God, necessary business decisions, or other circumstances beyond the control of the Employer; or

(b)           where the employees are laid off, terminated, or otherwise not available for work, or the showroom is closed.

14.           Nothing in this Labor Agreement shall preclude the Employer from utilizing part-time or temporary employees or assigning regular full-time employees who have been or are being laid off to lesser amounts of daily or weekly work. Nothing in this Agreement shall prevent the Employer from assigning to employees more than the normal number of hours of work per day or per week.

15.           If the Employer reduces the schedule of performances to one performance per day, it will exercise reasonable effort to give the Union seven (7) days’ advance notice. Employees affected by the reduced schedule shall have the option, on a seniority basis, of being laid off rather than working on a reduced schedule for the duration of the reduction. Employees electing to be laid off shall be recalled on a seniority basis when the Employer resumes its regular weekly schedule. Regular full-time employees being paid under the performance rate who are scheduled to work only one performance per day shall be paid for four (4) hours at the combined performance rate (3 1/4 hours) and the hourly rate (3/4 hour) for each day so worked.

16.           Regular full-time employees shall be entitled to a minimum of eight (8) hours’ rest between calls. The rest period shall begin when the employee is released from work (“goes off the clock”). If the employee is called back before he has completed eight (8) hours of rest, he will be paid at one and one-half (1 1/2) times his regular rate for all hours worked until eight (8) hours have elapsed from his release time. After eight (8) hours have elapsed, the employee will revert to straight time.

Example:

A.	Employee released from work	4:00 a.m.
B.	Employee call	10:00 a.m.
C.	Employee released from work	6:00 p.m.

Employee entitlement:

2 hours at 1 1/2x (10:00 a.m. - 12:00 Noon)

6 hours at lx (12:00 Noon - 6:00 p.m.)

17.           In the event that all employees of the Employer agree to be paid on a bi-weekly basis, the Union agrees that bargaining unit employees will be paid in the same manner.

ARTICLE X - WAGES

1.             All employees working in any of the classifications in “Schedule A-1” annexed hereto shall be paid each week for services performed.

2.             Attached hereto and marked “Schedule A-1” and made part of this Agreement are the minimum wage scales applicable to the employees under normal circumstances.

3.             In an emergency situation when an employee may be called back to work after completing his normal work, the minimum work call shall be four (4) hours and the employee shall be compensated for no less than four (4) hours at the applicable straight-time or overtime rate, regardless of the number of hours actually worked by the Employee.

ARTICLE XI - BENEFITS

1.             Welfare Fund: The Employer agrees to make contributions to the Union Welfare Fund as per “Schedule B” annexed hereto. All contributions are for all straight times hours worked or paid, not to exceed 2,080 hours per year, for every employee covered hereby, retroactive to the first (1st) day worked on behalf of employees who have completed their probationary period.

2.             Pension Fund: The Employer agrees to make contributions to the Union Pension Fund as per “Schedule B” annexed hereto. All contributions are for all straight time hours worked or paid, not to exceed 2,080 hours per year, for every employee covered hereby, retroactive to the first (1st) day worked on behalf of employees who have completed their probationary period.

3.             The contributions provided for herein shall be for the purpose of allowing the Fund, under financially responsible conditions, to maintain the level of benefits that existed on the date of the execution of this Agreement. To this end, the Employer(s) will collectively designate a voting trustee on the Fund(s).

4.             In the event the Employer(s) determine that any other Participating Employer currently pays or is allowed by the Union to pay lesser contributions than the Employer(s), then at such time the Employer(s) shall automatically reduce its contribution to the lowest rate of any Participating Employer. In the event the Union allows a Participating Employer to withdraw from the Fund and such Participating Employer obtains health insurance for its Union employees at a lower rate, then the Employer(s) may automatically reduce its Fund contribution to the same rate.

5.             The Union will have the right thirty (30) days prior to the end of each contract year to reallocate wage increases to the Health and Welfare, Pension or Annuity Funds. Funds to be paid in accordance with existing language in the collective bargaining agreement. Annuity cannot, during the year, go back and forth to wages and annuity ..... it must be one or the other.

6.             Annuity Fund: The Employer agrees to make contributions to the Union Annuity Fund for each hour worked by employees covered herein, as per “Schedule B” annexed hereto.

ARTICLE XII - JURY DUTY

1.             Non-probationary employees who serve as a juror on regularly scheduled work day or days shall be paid the difference only between the amount received by him for such service and his daily base hourly rate for eight (8) hours, to a maximum of ten (10) days for each call. The employee will provide his immediate supervisor with:

(a)           Seventy-two (72) hours’ notice of such case.

(b)           Copy of court order to “appear.”

(c)           Official court documentation as to appearance and amount paid Juror by court.

2.             It is understood that employees will be expected to report to work if excused from Jury Duty during normal work hours which reasonably coincide with scheduled work time.

ARTICLE XIII - FUNERAL LEAVE

Members of the bargaining unit shall be permitted time off, with pay, to a maximum of three (3) scheduled work days for the purpose of arranging and attending the funeral of a member of the employee’s immediate family, defined as mother, father, spouse, brother, sister, children, mother-in-law, father-in-law and grandparents. Pay shall be the daily base hourly rate for eight (8) hours. The Employer reserves the right to require official notification and/or proof of death and attendance at the funeral.

ARTICLE XIV - VISITATION

Representatives of the Union shall have the right to visit the Hotel at reasonable times in order to investigate matters covered by this Agreement and grievances hereunder. Said visits shall not be made at such time or in such manner as to interfere with or prevent the orderly operation of the Employer’s business, and Union representatives shall announce their presence to the Employer when coming upon the premises.

ARTICLE XV - GRIEVANCES AND ARBITRATION

1.             For the purpose of this Agreement, a grievance is defined as a complaint, dispute, or controversy between the parties as to the application or interpretation of this

Agreement. All grievances shall be presented by either party to the other within five (5) working days, excluding Saturdays and Sundays, of their origin in order to be raised in a timely fashion. All grievances not raised in a timely fashion or not processed in accordance with the time periods set out below shall be considered waived and abandoned.

2.             The following procedure shall be followed exclusively in the settlement of all grievances arising under this Agreement:

Step 1

The first step of the grievance procedure shall be between the employee and/or the shop steward and the employee’s supervisor. If the employee is dissatisfied with the action taken by the supervisor on his grievance, the employee shall be able to reduce the grievance to writing and present the written grievance to his supervisor within two (2) working days of the supervisor’s verbal response.

Step 2

If the grievance is not resolved in Step 1, then the shop steward shall forward the written grievance to the department head within three (3) working days of the response of the supervisor.

Step 3

In the event that the grievance is not adjusted satisfactorily after the timely presentation of the written grievance to the department head, then a meeting between the Union Business Agent and a designated representative of the Employer shall be arranged, within ten (10) working days after the department head has given his response.

Step 4

In the event that the grievance is not adjusted satisfactorily in Step 3, then the matter may be referred to final and binding arbitration within fourteen (14) calendar days, after the Employer has sent its Step 3 answer to the grievance.

It is understood that the parties, by mutual agreement, may extend the time periods for processing grievances.

In the event that the Employer is the aggrieved party, the Employer may begin the processing of the grievance at Step 3.

Grievances shall not be processed by shop stewards or Union officials during working hours, unless mutually agreed to between the Union and the Employer.

In the event that a grievance is referred to arbitration, the grievance shall be submitted to the American Arbitration Association with the request that the Association send to the parties a list of arbitrators pursuant to its procedures. A grievance so submitted shall be heard by the arbitrator, and his decision or award shall be final and binding upon the parties hereto. The expenses of the arbitrator shall be borne equally by the Union and the Employer. Only one (1) grievance at a time shall be heard by the arbitrator unless otherwise agreed to by the parties. The arbitrator shall have no power to add to, subtract from, or modify any of the terms of this Agreement, and his authority is hereby limited expressly to this Agreement and its terms.

ARTICLE XVI - CASUAL EMPLOYEE

1.             A casual employee shall be defined as an employee required to supplement specific classifications in the normal house crew on an intermittent basis. Hiring procedures and licensing requirements will be the same as for regular employees. Provisions of Articles II (Sec. 1,3,&4), V, VII, VIII, IX, XI, XII, XIII and XV shall not apply to casual employees.

2.             Wages for casual employees will be paid in accordance with “Schedule A-2,” annexed hereto and made a part hereof. The premium wages paid for casual work and casual employees exempts the Employer from payment of contributions to the Health and Welfare, Pension and Annuity Funds.

3.             The minimum work call for casual employees will be four (4) hours with overtime to be paid at one and one-half (1 1/2) times the applicable casual rate for hours worked in excess of eight (8) hours per day.

4.             Casual employees will answer a call with those hand tools specified by the Employer. The Employer will notify the Union of hand tools required when the call is made for casual employees.

5.             If a casual employee works for the Employer forty (40) or more hours per week for a period of three (3) consecutive months and continues in the employ of the Employer on that basis, he shall automatically enter the probationary period for regular employees, as described in Article II.

6.             Any casual who has worked 240 hours in a calendar year will be entitled upon request from the Union to be advised of the reason for the removal of the employee from the casual list and may request a meeting with the Employer to discuss the issue. This in no way alters the limitation that casuals have no access to the grievance and arbitration procedure.

ARTICLE XVII - NO STRIKES, NO LOCKOUTS

1.             Both the Union and the Employer recognize the service nature of the casino/hotel business and the duty of the Employer to render continuous and hospitable service to the public in the way of lodging, food and other necessary accommodations. Therefore, the Union agrees that it will not call, engage in, participate in, or sanction any strike, sympathy strike, work stoppage, picketing, sit-down, sit-in, boycott, refusal to handle merchandise, or other interference with the conduct of the Employer’s business for any reason whatsoever, including the dealing by Employer with non-Union suppliers or deliverymen; nor will the Union interfere with any guest or tenant at the hotel engaged in selling or exhibiting non-Union made merchandise or in so doing employing non-Union help. Any such action shall be a violation of this Agreement. Upon written telegraphic notice of a violation to the Union office, the Union and its officers shall take immediate affirmative action and will use its best efforts, to include all actions legally available to prevent, end or avert any such aforementioned activity or the threat thereof by any of its officers, members, representatives or employees, either individually or collectively, including, but not limited to, publicly disavowing any such action and ordering all such officers, representatives, employees or members who participate in such unauthorized activity to cease and desist from same immediately and to return to work and comply with its orders. Nothing in this Agreement shall be construed to limit or restrict the right of any of the parties to this Agreement to pursue fully any and all remedies available under law in the event of a violation of this Article. Instructions and orders referred to in this Section will be confirmed in writing, and copies will be furnished by the Union to the Employer.

2.             In consideration of the foregoing, the Employer agrees that it shall not lockout its employees. The term “lockout” does not refer to the discharge, termination or layoff of employees by the Employer for any reason in the exercise of its rights as set forth in any provision of this Agreement, nor does “lockout” include the Employer’s decision to terminate or suspend work or any portion thereof for any reason, other than for the sole purpose of supporting a management position during a collective bargaining impasse.

3.             Any employee or employees inciting, encouraging, or participating in any strike, slowdown, picketing, sympathy strike, or other activity in violation of this Agreement is subject to immediate discharge.

ARTICLE XVIII - SAFETY

1.             The Union and the Employer agree that it is in the best interests of all members of the bargaining unit to maintain a safe and healthy work place and to observe all safety requirements.

2.             Violations of established safety policies and procedures shall be grounds for disciplinary action up to and including discharge.

ARTICLE XIX - NEW JERSEY CASINO CONTROL ACT

The parties hereto recognize and agree that the State of New Jersey Casino Control Act (P.L. 1977, C. 110) (the “Act”) and the rules and regulations thereunder contain provisions requiring the licensing of employees, the certifications of this and other provisions regulating and controlling “Casino Hotel” employees of the Employer, and that this Agreement is subject hereto in all respects.

ARTICLE XX - MOST FAVORED EMPLOYER

Recognizing the competitive nature of the casino/hotel industry and the desirability of maintaining a balance among the hotels in Atlantic City, the Unions agree that if they enter into any contract with another employer operating a casino/hotel or contractor on behalf of a casino/hotel in Atlantic City, containing terms as to wages, hours or conditions which are more favorable to said other employer than the terms or conditions of this Contract, then, at the Employer’s option, said terms shall be incorporated into this Agreement and become supplementary thereto. The Unions agree that upon demand of the Employer they shall exhibit to the Employer or its authorized representative any agreement entered into with another casino/hotel in Atlantic City, New Jersey. A failure on the part of the Employer to insist upon the application of this Section, whether said failure is intentional or a result of an oversight, shall not constitute a waiver of the Employer’s right to demand enforcement of this provision on other occasions. Nothing herein contained shall be interpreted to render this provision applicable to a hotel or motel which does not own or operate a casino in Atlantic City.

ARTICLE XXI - UNION JURISDICTIONAL DISPUTES

Both Local Union #68-68A-68B of the International Union of Operating Engineers, AFL-CIO, and Local Union #917 of the International Alliance of Theatrical Stage Employees and Motion Picture Machine Operators of the United States and Canada, agree that whenever unresolved disputes arise involving work jurisdiction, the Employer will have the right to assign the work, and the Unions agree to settle the dispute.

The Employer’s assignments are specifically exempt from the grievance and arbitration procedure provided in this Agreement. The Unions also agree to hold the Employer harmless from all claims and liabilities by reason of action taken or not taken by the Employer for the purpose of complying with this Article.

ARTICLE XXII - MULTI-LOCATION EMPLOYER

Employees may be assigned to work at other properties owned and operated by their parent company if parent company owns or operates more than one property in Atlantic City. Employees shall first be offered the opportunity to take such an assignment in accordance with their shop seniority, by shift. If an insufficient number of employees accept the offered assignment, employees shall be assigned in inverse order of shop seniority. In either case, the employee so selected must have the requisite skill and ability to perform the assigned work. Employees so assigned shall be paid at the rate of time and one-half (1 1/2) their base hourly rate for all hours worked on such assignment. This in no way affects the Employers’ use of casuals.

ARTICLE XXIII - SAVINGS CLAUSE

If any clause in this Agreement or portion thereof is found to be illegal or invalid, the remainder of the clause or provision shall remain unaffected, and all other provisions of the Contract shall remain in full force and effect.

ARTICLE XXVI - TERM OF CONTRACT

1.             This Agreement, including Schedules A-1, A-2 and B, shall become effective July 1, 2001, and shall continue in full force and effect until midnight, June 30, 2006, and from year to year thereafter, unless either party gives written notice to the other at least sixty (60) days prior to any expiration date as to its desire to modify or terminate this Agreement.

2.             The parties expressly recognize that, although this Agreement is essentially identical to the contracts between the Union and other Atlantic City casino/hotels, nevertheless, this Agreement is solely between the Employer herein and the Union. Therefore, other casino/hotel practices under, or interpretations of, contract language similar or identical to that in this Agreement shall not be controlling under this Agreement, and evidence of other casino/hotel practices or interpretations shall not be offered or admitted in any grievance discussion or arbitration or other legal proceeding between the

Employer and the Union, unless both parties agree to the discussion or introduction of such evidence.

IN WITNESS THEREOF, the parties hereto have set their hands and seals the day and year first above written, in Atlantic County, State of New Jersey.

TROPICANA CASINO & ENTERTAINMENT RESORT	INTERNATIONAL UNION OF OPERATING ENGINEERS, LOCAL 68-68A-68B-68C, AFL-CIO

[ILLEGIBLE]	/s/ Vincent J. Giblin
VINCENT J. GIBLIN
Business Manager

[ILLEGIBLE]	/s/ Thomas P. Giblin
THOMAS P. GIBLIN
President

/s/ Stephen Mc Guire
STEPHEN MC GUIRE
Recording Secretary

/s/ Edward Boylan
EDWARD BOYLAN
Business Representative

INTERNATIONAL ALLIANCE OF THEATRICAL STAGE EMPLOYEES AND MOTION PICTURE MACHINE OPERATORS OF THE UNITED STATES OF AMERICA AND CANADA, LOCAL 917

[ILLEGIBLE]

SCHEDULE “A-1”	TROPICANA

WAGE RATES - FULL-TIME EMPLOYEES

CLASSIFICATION	7/1/01	7/102	7/1/03	7/1/04	7/1/05

Technician & Wardrobe Lead
Hourly Rate	$23.47	$23.87	$24.27	$24.67	$25.07
Performance	$84.49	$85.93	$87.37	$88.81	$90.25

Stage & Lounge Technician
Hourly Rate	$21.90	$22.30	$22.70	$23.10	$23.50
Performance	$78.84	$80.28	$81.72	$83.16	$84.60

Stage Helper Wardrobe Att., Hairdressers & Make-up Specialist
Hourly Rate	$20.73	$21.13	$21.53	$21.93	$22.33
Performance	$74.63	$76.07	$77.51	$78.95	$80.39

RATE WITH $.55 ADDED (Plus Pension Diversions)

CLASSIFICATION	7/101	7/1/02	7/1/03	7/1/04	7/1/05

Technician & Wardrobe Lead
Hourly Rate	$24.17	$24.72	$25.27	$25.82	$26.37
Performance	$87.01	$88.99	$90.97	$92.95	$94.93

Stage & Lounge Technician
Hourly Rate	$22.60	$23.15	$23.70	$24.25	$24.80
Performance	$81.36	$83.34	$85.32	$87.30	$89.28

Stage Helper Wardrobe Att., Hairdressers & Make-up Specialist
Hourly Rate	$21.43	$21.98	$22.53	$23.08	$23.63
Performance	$77.15	$79.13	$81.11	$83.09	$85.07

OVERTIME RATE (WITH $.55 INCLUDED and Pension Diversions)

CLASSIFICATION	7/1/01	7/1/02	7/1/03	7/1/04	7/105

Technician & Wardrobe Lead
Hourly Rate	$36.26	$37.08	$37.91	$38.73	$39.56
Performance	$130.52	$133.49	$136.46	$139.43	$142.40

Stage & Lounge Technician
Hourly Rate	$33.90	$34.78	$35.55	$36.38	$37.20
Performance	$122.04	$125.01	$127.98	$130.95	$133.92

Stage Helper Wardrobe Att., Hairdressers & Make-up Specialist
Hourly Rate	$32.15	$32.97	$33.80	$34.62	$35.45
Performance	$115.72	$118.69	$121.66	$124.63	$127.60

SCHEDULE “A-2”	TROPICANA

WAGE RATES - CASUAL EMPLOYEES

CLASSIFICATION	7/1/01	7/1/02	7/1/03	7/1/04	7/1/05

Technician & Wardrobe Lead
Hourly Rate	$28.24	$29.19	$30.09	$31.04	$31.99
Performance	$101.66	$105.08	$108.32	$111.74	$115.16

OVERTIME RATE

CLASSIFICATION	7/1/01	7/102	7/1/03	7/1/04	7/1/05

Technician & Wardrobe Lead
Hourly Rate	$42.36	$43.79	$45.14	$46.56	$47.99
Performance	$152.50	$157.63	$162.49	$167.62	$172.75

SCHEDULE ”B”	TROPICANA

BENEFITS

BENEFIT	7/1/01	7/1/02	7/1/03	7/1/04	7/1/05

Welfare Fund	$3.95	$4.05	$4.25	$4.45	$4.65

Pension Fund	$1.55	$1.70	$1.85	$2.00	$2.15

Annuity Fund

On Hours Worked:	$.25	$.25	$.25	$.25	$.25

On Hours Worked and Paid (Including OT, Holiday and Vacation):	$2.05	$2.45	$2.80	$3.20	$3.60